EXHIBIT 99.1

BLONDER                                                      One Jake Brown Road
TONGUE                                                 Old Bridge, NJ 08857-1000
LABORATORIES                                   (732) 679-4000 Fax (732) 679-4353
[LOGO]                                                     www.blondertongue.com

For Immediate Release:                         Contact: James A. Luksch
May 13, 2004                                            Chairman and
                                                        Chief Executive Officer
                                                        (732) 679-4000



                Blonder Tongue Reports 2004 First Quarter Results
                -------------------------------------------------

OLD BRIDGE, NEW JERSEY, May 13, 2004 - Blonder Tongue Laboratories,  Inc. (AMEX:
"BDR") today announced its sales and earnings for the first quarter ended March 31, 2004.

Net sales for the first quarter 2004 were $8,529,000 compared to $8,602,000 for the first quarter 2003. Reductions in sales in some product groups were offset by increased sales in new product groups. Sales of both digital and interdiction products were down from the comparable period in the prior year. Digital product sales were $1,190,000 in the first quarter 2004, compared to $1,336,000 in the first quarter 2003, and interdiction product sales were $677,000 in the first quarter 2004 compared to $775,000 in the first quarter 2003. Products and services with increased sales included telephony products, high speed data products, and technical services. Also included in net sales are revenues from BDR Broadband of $346,000, increased from $202,000 in first quarter 2003. The Company's net loss was $397,000 for the first three months of 2004 compared to a net loss of $758,000 for the same period in the prior year. Diluted loss per share for the first three months of 2004 was $0.05, compared to a diluted loss of $0.10 for the same period in the prior year.

Commenting on the first quarter 2004 results, James A. Luksch, Chairman, Chief Executive Officer said, "Sales activity at the end of the first quarter suggests that the bottom has been reached and the Company's core business should begin to rebound, We expect that the pickup in our core business will be augmented by increased sales activity for our telephony and high speed data products and services, which are also anticipated to contribute positively to future sales and earnings. Unless some unexpected events occur, the Company should return to profitability in the second quarter. Sales should improve throughout the rest of 2004 resulting in positive performance for the year."

Blonder Tongue Laboratories is a designer, manufacturer, and supplier of a comprehensive line of electronics and systems equipment for the franchised and private cable television industries. The Company has also introduced equipment and innovative solutions for the high-speed transmission of data and the provision of telephony services in multiple dwelling unit applications. Founded in 1950, Blonder Tongue offers a comprehensive product line and has grown to be one of the leaders in cable television equipment manufacturing. For more information regarding Blonder Tongue or its products, please visit the Company's Internet site at www.blondertongue.com or contact the Company directly at (732) 679-4000.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2003 (See Item 1: Business and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words "believe", "expect", "anticipate", "project", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.

                        Blonder Tongue Laboratories, Inc.
                    Consolidated Summary of Operating Results
                      (in thousands, except per-share data)
                                   (unaudited)


                                        Three months ended
                                            March 31,
                                       ------------------
                                        2004       2003
                                       ------------------

Net Sales                              $ 8,529    $ 8,602
Gross Profit                             2,941      2,159
Loss from operations                      (122)      (951)
Net loss                                  (397)      (758)
Net loss per share:
   Basic and diluted                    ($0.05)    ($0.10)
Weighted average shares outstanding:
   Basic and diluted                     7,997      7,539



                       Consolidated Summary Balance Sheets
                                 (in thousands)


                                         March 31, 2004   December 31, 2003
                                         --------------   -----------------
                                          (unaudited)

Current assets                               $31,841         $31,376
Property, plant, and equipment, net            6,485           6,652
Total assets                                  47,842          47,990
Current liabilities                            7,778           6,305
Long-term liabilities                          8,501           9,745
Stockholders' equity                          31,563          31,940

Total liabilities and stockholders' equity   $47,842         $47,990


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